Exhibit 99.1

For Immediate Release

For more information contact:	Geoff Quinn
BPC Financial Marketing
800-544-3092
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Revenue Growth of 51% for Second Quarter of 2018

•	Revenue growth was driven by increased deliveries to customers in all areas including propulsion systems, fuel cell compressor systems, and externally funded engineering services.
•	Increased demand and associated revenue is anticipated to continue through the remainder of 2018.

LONGMONT, COLORADO, AUGUST 1, 2018 - UQM TECHNOLOGIES, INC. (NYSE American: UQM), a developer of alternative energy technologies, announced today operating results for the second quarter ended June 30, 2018. Total revenue for the quarter was $2.7 million compared to $1.8 million in the second quarter last year, an increase of 51%. Net loss for the second quarter was $2.5 million, or $0.05 per common share. This compares to a net loss of $1.3 million, or $0.03 per common share for the same period last year. Net loss was higher in the quarter ended June 30, 2018 due to a change in the timing of payments of variable compensation as a result of the change in fiscal year to December 31, and added support staff and other related expenses to support growth and product development.

“Our shipments accelerated in the second quarter to meet the delivery schedules of our customers for orders received primarily during the first few months of the year. The increase in revenues was solid this quarter compared to last year and with the orders we have on hand for future deliveries, we expect this trend to continue through the remainder of the year,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”Our plant is the busiest it has been in years, and 2018 is shaping up to be a very strong growth year for us. We are very excited about the business and the market opportunities in general for electric vehicle propulsion systems and the role UQM is playing in this growth.”

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

Conference Call

The Company will host a conference call tomorrow; August 2, 2018 at 10:30 a.m. Eastern Time, to discuss operating results for the quarter ended June 30, 2018. To attend the conference call, please dial 888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the conference ID “7578557” to access the call. International callers should dial 647-427-3411. The call will also be webcast from the Investors/Earnings Webcast section of the company’s website at www.uqm.com/investors. Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website ten minutes prior to the start of the webcast to register.

An audio replay of the webcast will be available two hours after the call and can be accessed on the investor page of the website listed above.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine, military, and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949:2016 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenue:
Product sales	$2,343,999	$1,571,390	$3,749,363	$2,416,925
Contract services	357,656	217,565	563,866	387,075
	2,701,655	1,788,955	4,313,229	2,804,000
Operating costs and expenses:
Costs of product sales	1,885,973	1,006,639	3,062,111	1,614,488
Costs of contract services	95,198	80,552	223,963	161,616
Research and development	827,129	555,465	1,505,634	1,188,247
Selling, general and administrative	2,318,636	1,470,914	3,838,553	2,774,121
	5,126,936	3,113,570	8,630,261	5,738,472

Loss from operations	(2,425,281)	(1,324,615)	(4,317,032)	(2,934,472)

Other income (expense):
Interest income	2,472	449	5,603	2,099
Interest expense	(47,578)	(21,363)	(91,346)	(22,731)
Amortization of deferred financing costs	(9,327)	(9,327)	(18,654)	(10,881)
Other	9,988	6,635	18,905	11,738
	(44,445)	(23,606)	(85,492)	(19,775)

Net loss	$(2,469,726)	$(1,348,221)	$(4,402,524)	$(2,954,247)

Net loss per common share - basic and diluted	$(0.05)	$(0.03)	$(0.08)	$(0.06)

Weighted average number of shares of common stock outstanding - basic and diluted	54,139,596	48,563,209	54,131,955	48,543,093

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$2,599,995	$6,309,269
Restricted cash	408,786	176,193
Accounts receivable	1,196,733	823,793
Inventories, net	3,910,030	2,341,360
Prepaid expenses and other current assets	348,557	233,566
Total current assets	8,464,101	9,884,181

Property and equipment, at cost:
Land	896,388	896,388
Building	4,516,301	4,516,301
Machinery and equipment	7,326,875	7,136,578
	12,739,564	12,549,267
Less accumulated depreciation	(8,083,833)	(7,936,056)
Net property and equipment	4,655,731	4,613,211

Patent costs, net of accumulated amortization of $963,596 and $953,491, respectively	235,059	222,461
Trademark costs, net of accumulated amortization of $87,629 and $85,381, respectively	88,212	90,460
Restricted cash	-	323,863
Total assets	$13,443,103	$15,134,176

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,742,713	$948,875
Unearned revenue	1,698,895	153,944
Other current liabilities	881,735	819,839
Billings in excess of costs and estimated earnings on engineering services contracts	92,294	199,160
Current portion of long-term debt, net of deferred financing costs of $26,426 and $0, respectively	3,138,103	-
Total current liabilities	7,553,740	2,121,818

Long-term debt, net of deferred financing costs of $0 and $45,079, respectively	-	3,119,450
Other long-term liabilities	111,667	121,667
Total long-term liabilities	111,667	3,241,117

Total liabilities	7,665,407	5,362,935

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 54,140,502 and 54,108,510 shares issued and outstanding, respectively	541,405	541,085
Additional paid-in capital	134,310,065	133,901,406
Accumulated deficit	(129,073,774)	(124,671,250)
Total stockholders’ equity	5,777,696	9,771,241

Total liabilities and stockholders’ equity	$13,443,103	$15,134,176

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901